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                                                                      EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                                 SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,                     ENDED JUNE 30,
      (AMOUNTS IN THOUSANDS)          1992       1993       1994       1995       1996        1996       1997
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
EARNINGS AS DEFINED:
Earnings from operations before
  income taxes after eliminating
  undistributed earnings of 20%- to
  50%-owned affiliates              $165,366   $209,278   $185,611   $179,127   $221,565     $89,042   $121,993
Fixed charges excluding
  capitalized interest and
  preferred stock dividends of
  majority-owned subsidiary
  companies                           38,150     30,240     20,966     15,652     13,050       5,325      6,859
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Earnings as defined                 $203,516   $239,518   $206,577   $194,779   $234,615     $94,367   $128,852
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FIXED CHARGES AS DEFINED:
Interest expense, including
  amortization of debt issue costs  $ 33,792   $ 26,397   $ 16,274   $ 11,223   $  9,629     $ 3,637   $  5,050
Interest capitalized                   4,458         66                   447        749         409        421
Portion of rental expense
  representative of the interest
  factor (estimated at 33% of rent
  expense)                             3,920      3,181      3,696      4,429      3,421       1,688      1,809
Preferred stock dividends of
  majority-owned subsidiary
  company                                119         82         80         80         80          40         40
Share of interest expense related
  to guaranteed debt 50%-owned
  affiliated company                     438        662        996
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Fixed charges as defined            $ 42,727   $ 30,388   $ 21,046   $ 16,179   $ 13,879     $ 5,774   $  7,320
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RATIO OF EARNINGS TO FIXED CHARGES      4.76       7.88       9.82      12.04      16.90       16.34      17.60
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